Exhibit 99.1

Dime Community Bancshares, Inc. Names Roberto S. Volino Chief Operating Officer
Strengthening of executive management team with a focus on strategic execution

Brooklyn, NY – December 23, 2016 - Dime Community Bancshares, Inc. (the “Company” or “Dime”) (NASDAQ: DCOM), the parent company of Dime Community Bank (the “bank”), announced today that effective January 1, 2017, Roberto (“Rob”) S. Volino, currently Executive Vice President and Chief Investment Officer, will assume the role of Senior Executive Vice President and Chief Operating Officer, succeeding Kenneth J. Mahon, who served as President and Chief Operating Officer of the Company and bank since January 1, 2016. Mr. Mahon, as previously announced, will assume the role of Chief Executive Officer on January 1, 2017, while retaining the role of President.

Mr. Mahon said, “This re-alignment strengthens our executive management team and greatly increases our capacity to implement our strategy. Rob is a successful, seasoned, and trusted leader who has consistently delivered results and he is uniquely qualified to drive our efforts on operational excellence, resource prioritization, and accountability. He has demonstrated his ability to develop people and inspire employees, and his wealth of experience at Dime and knowledge of the banking industry will be a valuable asset as we continue to execute on our strategic plan.”

Mr. Volino, in addition to his current duties, will assume responsibility for strategic planning and execution, as well as business development, human capital management, and training, and will be responsible for day-to-day operations and maintaining a strong, customer-focused organization with a commitment to increasing efficiency.

Mr. Volino was named Executive Vice President and Chief Investment Officer of the Company in 2015 and bank in 2014. In this role, Mr. Volino oversees the asset and liability management activities of the Company and bank, which includes investment and funding strategies, as well as management of liquidity and capitalization reserves. Prior to this, Mr. Volino served as First Vice President and Treasurer of the bank since 2009. Mr. Volino joined the bank in 1999.

Mr. Volino said, “I am excited to work closely with Ken and the rest of the executive management team to continue the progress of the business and help deliver results for our customers, employees, and shareholders.”

ABOUT DIME COMMUNITY BANCSHARES, INC.

The Company had $5.82 billion in consolidated assets as of September 30, 2016, and is the parent company of the bank. The bank was founded in 1864, is headquartered in Brooklyn, New York, and currently has twenty-five branches located throughout Brooklyn, Queens, the Bronx and Nassau County, New York. More information on the Company and the bank can be found on Dime’s website at www.dime.com.

Contact: Anthony Rose, Executive Vice President and Chief Administrative Officer, 718-782-6200, extension 5260.